Exhibit 10.4

Mortgage Agreement

Contract No:

Location: the Hi-Tech Zone, Urumqi, China

Party A: TBEA Xinjiang Sunoasis Co., Ltd.

Legal Representative: Fei Jia

Address: 399 Changchun Nanlu, Urumqi, Xinjiang

Business License No:

Party B: Gonghe County Xinte Photovoltaic Co., Ltd.

Legal Representative: Jianxin Zhang

Address:

Business License No:

Party C: SPI Solar Power (Suzhou) Co., Ltd.

Legal Representative:

Address:

Business License No:

RECITALS:

1.

Whereas, TBEA Xinjiang Sunoasis Co., Ltd. (hereinafter called “Party A”) and its wholly-owned subsidiary Xinjiang Sangou Solar Equipment Co., Ltd. are the original shareholders of Gonghe County Xinte Photovoltaic Co., Ltd. (hereinafter called “Party B”), and Party A and Party B entered into a Share Purchase Agreement (Reference no: 2014110602086) (hereinafter called “the Purchase Agreement”) with SPI Solar Power (Suzhou) Co., Ltd. (hereinafter called “Party C”)on November 6, 2014, and completed the business registration procedures with regard to the change of shareholding thereafter on December 23, 2014.

2.

Whereas, in July 2013, Part A and Party B entered into an Engineering, Procurement and Construction contract (the “EPC contract”) for the 20MWp Xinte Gonghe Solar Farm, pursuant to which Party B should pay to the Party A at a fixed payment of RMB206 million pursuant to the EPC contract.

3.

Whereas, to facilitate the payment transfer by Party B to Party A under the Purchase Agreement, Party A, Party B and Party C entered into a three-party factoring agreement (hereinafter the “Factoring Agreement”) (Reference No: 2014110702088) on November 6, 2014, pursuant to which Party A acquired a factoring financing secured by its bank line of credit of RMB144.2 million for the EPC contract price.

4.

Whereas, to ensure the execution of the Purchase Agreement, EPC Contract and the Factoring Agreement, Party B agrees to hereby mortgage, pledges, charges and grants to Party A a security interest in all the assets of the 20MWp solar farm to Party A, and thereafter all concerned parties shall complete the assets pledge registration procedures at the local industrial and commercial bureaus.

1.

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, in accordance with the laws and rules of PRC, all parties hereto agree as follows: The Pledged Assets

1.1	The Pledged Assets (“Pledged Assets”) defined in the agreement refers to all assets of the 20MWp Xinte Gonghe solar farm (the “Solar Farm”). Please refer to the attachment for all details.

1.2	Party B and Party C are both due owners and rightful parties of disposition of the Pledged Assets

2	The Pledge of Assets

2.1

Party B and Party C warrant and represent that they hereby mortgage, pledge, charge and grant to Party A a security interest in the Pledged Assets, as a general and continuing collateral security for the payment of the RMB175.1 million as defined in the Purchase Agreement as well as the factoring financing expenses, interest costs and damage incurred by performing the Factoring Agreement (such transaction, the “Pledge of Assets”).

2.2

Party B and Party C warrant and represent that they shall provide full supports to Party A to complete the relevant registration of the Pledge Assets at the local industrial and commercial bureau within 10 working days from the date of signing the Purchase Agreement. After the registration of the Pledge Asset at the local industrial and commercial bureau, Party A shall transfer all the documents as listed in the attachment of the Purchase Agreement as per the terms of the Agreement.

2.3

All the parties agree that during the term of Pledge of Assets, Party B and Party C shall not dispose (including but not limited to the form of transferring, granting and pledging) in any form for all or part of the Pledged Assets without prior written consent from Party A.

2.4

All the signatory parties agree that during the term of Pledge of Asset, Party B shall not terminate the operation of the Solar Farm, sell, transfer, deliver or convey the Solar farm, nor provide guarantee with the Pledged Assets without the prior written consent of Party A.

3	The Scope of the Pledge of Assets

3.1	The Scope of the pledge

3.2

The Scope of the Share Pledge includes (1) the contract price of RMB175.1 million that Party B and Party C are obligated to pay as defined in the Purchase Agreement; and (2) and the factoring commission fee and interest occurred due to the factoring financing for the RMB 144.2 million as defined in the Factoring Agreement.

3.3

The scope also includes all the damages and loss of Party A and its wholly-owned subsidiary Xinjiang Sangou Solar Equipment Co., Ltd arising from Party B and Party C’s breach of the Purchase Contract and Factoring Agreement as well as the other contract liabilities of Party B and Party C and travel expense, attorney’s fees and other necessary fees incurred for Party A’s cause of action. .

4	The Implementation of the Pledge Right

All the signatory parties agree that:

4.1

In the event that Party B fails to perform its payment obligations pursuant to the Purchase Agreement and the Factoring Agreement and fails to cure its defaults in the extended period, Party A shall have the right to dispose the Pledged Assets in accordance with relevant laws and regulations.

4.2

In the event that the proceed of the Pledged Shares is less than the total amount of damage and fees guaranteed by the Pledged Assets, Party A shall have the right of recourse to Party B and Party C which are jointly and severally liable .

5	The Termination of the Pledge Right

6

All the parties that in the event that one of the followings arises, the right of pledge shall terminate immediately: As far as Party B and Party C perform their contractual obligations as well as advancing payment under Article 3 of the Acquisition Agreement in accordance with the Purchase Agreement and Factoring Agreement, the right of pledge shall automatically terminate. Within 10 working days from the date of payment, Party A shall provide full support to Party B and Party C to remove the shares pledge registration at the local industrial and commercial bureau. The Representation and Warranties

6.1

Each of the parties warrants and represents that all the signatories have obtained all necessary consents, approvals and authorizations from their companies upon signing the agreement (including but not limited to government approval, the authorization and resolutions of the Board of Directors and Shareholders ). After the signing the agreement, neither party should declare the agreement is null and void for the failure to secure authorization in entering into the Agreement.

6.2

Each of the parties warrants and represents that by signing and executing of the Agreement, it will not violate its duties and obligations to any of other contracts, agreements thereunder of which it is a party.

6.3

Once the Agreement comes into effect, no party shall declare the agreement is null and void or refuse to perform the obligation under the Agreement for the reason that the conclusion of the Agreement is without authorization or the Agreement is contradictory to other agreement or contracts of which it is a party.

7	Default Liability

7.1

At any time after the Agreement becomes enforceable, each party shall duly perform its contractual obligation, and violating any of the articles of the Agreement shall constitute breach of contract, and the breaching party shall indemnify any damage and loss of the non-breaching party and pay to the non-breaching party the penalty in the amount of 3% of RMB 175 million within the scope of pledge The damage and penalty shall not prevent each party from continuing their performance of any obligation thereunder. Within 10 working days of the signing the Agreement, Party B shall provide necessary documents and full support to Part A and Party C to complete the pledged assets registration at the local industrial and commercial bureau. In the event that the registration process cannot be completed within 10 working days of the date of signing the agreement due to Party B’s delay, Party B shall pay the penalty in the amount of 0.01% of RMB175.1 million within the scope of pledge on a per day basis.

8

Upon Party B and Party C perform their contractual obligations pursuant to the Purchase Agreement and Factoring Agreement and the payment obligation under Article 3 Scope of Pledge of the Agreement and in the event that Party B fails to coordinate with Party B and Party C in completing the registration for the Pledge Assets due to Party A’s own reason, Party B shall pay the penalty in the amount of 0.01% of RMB175.1 million within the scope of pledge in a per day basis. The Dispute Resolution

8.1

Each Party hereby irrevocably submits to the exclusive jurisdiction of the residence of plaintiff for the adjudication of any dispute hereunder or in connection herewith or with the signing, effect, amendment, termination or other actions that cause disputes herein.

8.2

If one or more provisions of this Agreement are held to be unenforceable in the legal proceeding, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be shall be enforceable in accordance with its terms and each of the parties shall continue to perform.

9.	Signing, Effectiveness and the Miscellaneous.

The Agreement is enforceable once signed by legal representatives and stamped with each party’s company seal. The Agreement has 8 copies each of which shall be deemed an original. Each of the parties holds two copies. Two copies shall be used for pledged assets registration at the local industrial and commercial bureau.

(Signature pages to follow)

Party A (pledgee): TBEA Xinjiang Sunoasis Co., Ltd.

Legal Person (or authorized representative): (corporate seal affixed)

Date:

Party B (pledgee): Gonghe County Xinte Photovoltaic Co., Ltd.

Legal Person (or authorized representative): (corporate seal affixed)

Date:

Party C (Investor): SPI Solar Power (Suzhou) Co., Ltd.

Legal Person (or authorized representative): (corporate seal affixed)

Date: